COASTAL PACIFIC MINING CORP.

INFORMATION CIRCULAR
AS AT AND DATED MARCH 31, 2009

This Information Circular accompanies the Notice of the 2009 Annual General and Special Meeting (the “Meeting”) of Shareholders of Coastal Pacific Mining Corp. (hereinafter called the “Corporation”) to be held at the Boardroom, 1530 9th Avenue S.E., Calgary, Alberta T2G 0T7, on the 21st day of April, 2009 at the hour of 10:00a.m., and is furnished in connection with a solicitation of proxies by the Board of Directors of the Corporation for use at that Meeting and at any adjournment thereof. The solicitation will be by mail.  Proxies may also be solicited personally by regular employees of the Corporation.  The Corporation does not reimburse shareholders, nominees or agents for the cost incurred in obtaining from their principals authorization to execute forms of proxy.  No solicitation will be made by agents.  The cost of solicitation will be borne by the Corporation.

GENERAL PROXY INFORMATION

Appointment Of Proxyholder

A duly completed form of proxy will constitute the person(s) named in the enclosed form of proxy as the Shareholder’s proxyholder.  The person whose name is printed in the enclosed form of proxy for the Meeting is a solicitor acting for the Corporation (the “Management Proxyholder”).

A  Shareholder has the right to appoint a person other than a Management Proxyholder to represent the  Shareholder at the Meeting by striking out the name of the Management Proxyholder and by inserting the desired person’s name in the blank space provided or by executing a proxy in a form similar to the enclosed form.  A proxyholder need not be a  Shareholder.

Voting By Proxy

Common shares of the Corporation (the “Shares”) represented by properly executed proxies in the accompanying form will be voted or withheld from voting on each respective matter in accordance with the instructions of the  Shareholder on any ballot that may be called for.

If no choice is specified and one of the Management Proxyholders is appointed by a Shareholder as proxyholder, such person will vote in favour of the matters proposed at the Meeting by management and for all other matters proposed by management at the Meeting.

The enclosed form of proxy confers discretionary authority upon the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting.  At the date of this Information Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

Completion and Return Of Proxy

The Form of Proxy, and the power of attorney or other authority, if any, under which it is signed or a notarized certified copy thereof, must be deposited at the offices of International Securities Group Inc., located at 1530 9th Ave S.E., Calgary, Alberta T2G 0T7, by mail, or by facsimile at (403) 272-3620, or by email to dnicholson@isgsecurities.com  not less than 48 hours, Saturdays and holidays excepted, prior to the time of the holding of the Meeting or any adjournment thereof, unless the chairman of the Meeting elects to exercise his discretion to accept proxies deposited subsequently.

Non-Registered Holders

Only Registered Shareholders or duly appointed proxyholders are permitted to vote at the Meeting.

Revocability of Proxy

Any Registered Shareholder who has returned a proxy may revoke it at any time before it has been exercised.  In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the Registered Shareholder or by his attorney authorized in writing or, if the Registered Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.  The instrument revoking the proxy must be deposited at the registered office of the Corporation, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting.  Only Registered Shareholders have the right to revoke a proxy.

Voting Securities and Principal Holders Of Voting Securities

The Corporation is authorized to issue an unlimited number of common, voting shares without par value,  as well as an unlimited number of  preferred shares without par value.  The Corporation is also authorized to issue an unlimited number of preferred, voting shares in any class. Presently there is one class of shares outstanding: common shares.  As reflected by the Shareholder’s ledger in the Minute Book, there are presently issued a total of 35,800,000 common shares.  At the Meeting only those shareholders currently reflected on the Shareholder’s ledger, in such issued share amounts as currently reflected on the Shareholder’s ledger, will be entitled to vote.  Each shareholder is entitled to one vote for each common share registered the name of the shareholder on the list of shareholders, which is available for inspection during normal business hours at the offices of International Securities Group Inc. and at the Meeting.

To the knowledge of the directors and senior officers of the Corporation, no person or Corporation beneficially owns, directly or indirectly, or exercises control or direction over, voting securities carrying more than 10% of the outstanding voting rights of the Corporation other than those listed below:

961266 Alberta Inc.                                                                                                18,400,000 Common shares
10148-12 Ave S.W.
Calgary, Alberta T2R 0J6

The directors have not set a record date, therefore the record date for the meeting pursuant to Section 133(1) (3)(a)(i) of the Alberta Business Corporations Act shall be the last business day preceding the day on which the notice of meeting is sent.

Votes Necessary to Pass Resolutions

A simple majority of affirmative votes cast at the Meeting is required to pass the resolutions described herein except those noted as Special Resolutions.  If there are more nominees for election as directors than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled.  If the number of nominees for election or appointment is equal to the number of vacancies to be filled, all such nominees will be declared elected or appointed by acclamation.

ELECTION OF DIRECTORS

The size of the board of directors of the Company is currently determined at two (2). Each director currently holding office has advised the Corporation they do NOT wish to stand for re-election. The board proposes that the number of directors to be elected be fixed at two (2).  Shareholders will therefore be asked to approve an ordinary resolution that the number of directors elected be fixed at two (2).

Each Director of the Corporation is elected annually and holds office until the next Annual General Meeting of the Shareholders unless that person ceases to be a Director before then.  In the absence of instructions to the contrary the shares represented by proxy will be voted for the management nominee herein listed.

MANAGEMENT DOES NOT CONTEMPLATE THAT THE NOMINEE BELOW WILL BE UNABLE TO SERVE AS A DIRECTOR.  IN THE EVENT THAT PRIOR TO THE MEETING ANY VACANCIES OCCUR IN THE SLATE OF NOMINEES HEREIN LISTED, IT IS INTENDED THAT DISCRETIONARY AUTHORITY SHALL BE EXERCISED BY THE PERSON NAMED IN THE PROXY AS NOMINEE TO VOTE THE SHARES REPRESENTED BY PROXY FOR THE ELECTION OF ANY OTHER PERSON OR PERSONS AS DIRECTOR(S).

Management proposes that the number of directors for the Corporation be determined at two (2) for the ensuing year subject to such increases as may be permitted by the Articles of the Corporation, and the Management nominee for the Board of Directors and information concerning them as furnished by the individual nominee is as follows:

Name, present office held & jurisdiction of residence	Director since	Number of shares beneficially owned, directly or indirectly, or over which control or direction is exercised at the date hereof	Principal Occupation, and if not at present an elected director, occupation during the last five years
John Kenney Berscht	N/A	Nil	Self-employed businessman
Dr. Earl W. Abbott	N/A	Nil	Self-employed geologist

To the knowledge of the Corporation, the above proposed director:

(a) is not, as at the date of the information circular, or has been, within 10 years before the date of the information circular, a director or executive officer of any Corporation (including the Corporation) that, while that person was acting in that capacity,

(i)	was the subject of a cease trade or similar order or an order that denied the relevant Corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(ii)
was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the Corporation being the subject of a cease trade or similar order or an order that denied the relevant Corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(iii)
or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b) has, within the 10 years before the date of the information circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director with the exception of a proposal made under the Bankruptcy and Insolvency Act on March 17, 2006 which proposal was fully performed as of September 7, 2006.

MANAGEMENT RECOMMENDS SHAREHOLDERS VOTE TO ELECT THE MANAGEMENT NOMINEES, TO SERVE AS THE CORPORATION’S DIRECTORS FOR THE ENSUING YEAR.

Termination of Employment, Changes in Responsibility and Employment Contracts

The Corporation does not have an employment contract with any Executive Officer. The Corporation does not have any compensatory plans or arrangements in respect of compensation received or that may be received by any Executive Officer in the event of (a) a change of control of the Corporation or (b) the resignation, retirement or other termination of employment of the Executive Officer or (c) a change in responsibilities for the Executive Officer following a change of control where the amount involved (including all periodic payments or installments) exceeds $100,000.

Report on Executive Compensation and Compensation of Directors

The Corporation does not have a compensation committee. The Corporation has no arrangements, standard or otherwise, pursuant to which Directors are compensated by the Corporation or its subsidiaries for their services in their capacity as Directors, or for committee participation, or involvement in special assignments during the most recently completed financial year or subsequently up to and including the date of this information circular, except that Directors are compensated for their actual expenses incurred in pursuance of their duties as directors and certain directors may be compensated for services rendered as consultants or experts, and Directors may be granted stock options.

None of the present directors or officers has received compensation for their services as officers and/or directors during the most recently completed three (3) years. There are has been no equity compensation plan(s), pension plan(s) or other compensation plan(s) during the past three (3) years or in place as of the date of this report.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of the directors or senior officers of the Corporation, no proposed nominee for election as a director of the Corporation, and no associates or affiliates of any of them, is or has been indebted to the Corporation or its subsidiaries at any time since the beginning of the Corporation’s last completed financial year.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No director or executive officer of the Corporation, no proposed nominee for election as a director of the Corporation and no associate or affiliate of any of the foregoing, has any material interest, direct or indirect, in any transaction since the commencement of the Corporation’s last financial year or in any proposed transaction, which, in either case, has materially affected or will materially affect the Corporation other than as disclosed in this information circular.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of the Corporation, no management nominee for election as a director of the Corporation, none of the persons who have been directors or executive officers of the Corporation since the commencement of the Corporation’s last completed financial year and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than as disclosed herein.

Mr. Larry Taylor, a current director and President of the Corporation holds a total of 1,600,000 common shares of the Corporation.

MANAGEMENT CONTRACTS

No management functions of the Corporation have been performed to any substantial degree by a person other than the Corporation's directors or senior officers.  There are no formal contracts or any proposed compensation as at the date of this Information Circular.

APPOINTMENT OF AUDITOR AND ANNUAL FINANCIAL STATEMENTS

The management of the Corporation is recommending the appointment of appointment of Child, Van Wagoner & Bradshaw, PLLC as auditors of the Corporation for the ensuing year.  Child, Van Wagoner & Bradshaw, PLLC have been the auditors of the Corporation since inception.

Annual Financial Statements of the Corporation are included in this mailing.

ADDITIONAL INFORMATION

Additional information relating to the Corporation may be obtained from the Corporate Offices of the Corporation upon written request, including a copy of the Corporation’s annual financial statements.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

SPECIAL BUSINESS

RATIFICATION OF PRIOR ACTS AND RESOLUTIONS OF THE BOARD

At the Meeting, the shareholders will be asked to ratify resolutions passed and all actions taken by the Board of Directors since the last general meeting of shareholders held on March 17, 2008, including the forward split of common shares on a two to one basis.

This special resolution requires confirmation by a majority of the votes cast by shareholders at the Meeting.

Management recommends voting in favour of this Resolution.

MANAGEMENT KNOWS OF NO OTHER MATTERS TO COME BEFORE THE MEETING OTHER THAN THOSE REFERRED TO IN THE NOTICE OF MEETING.  HOWEVER, SHOULD ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY SOLICITED HEREBY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS VOTING THE SHARES REPRESENTED BY THE PROXY OR PROXIES, AS THE CASE MAY BE.

The contents of this Information Circular and its distribution to shareholders have been approved by the Board of Directors of the Corporation.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Larry Taylor
Larry Taylor,
 President and Director